Exhibit 99.1

Press Release:

SYNCHRONOSS TECHNOLOGIES, INC. ANNOUNCES

FIRST QUARTER 2007 FINANCIAL RESULTS

•	Revenue of $21.3 million grew 36% year-over-year

•	Non-GAAP operating income of $5.9 million grew 133% year-over-year and represented a 28% margin

•	Non-GAAP diluted EPS were $0.12 EPS, an increase of 100% on a year-over-year basis

BRIDGEWATER, N.J. – April 26, 2007 – Synchronoss Technologies, Inc. (Nasdaq: SNCR), the premier provider of on-demand transaction management software to Tier One communications service providers, today announced its operating results for the first quarter ended March 31, 2007.

Stephen Waldis, President and Chief Executive Officer of Synchronoss, stated, “We were pleased with the company’s performance in the first quarter, which was highlighted by better-than-expected revenue and profitability. Our AT&T business drove the revenue upside in the quarter, as growth related to our largest customer increased 30% on a year-over-year basis. At the same time, over 55% growth in our converged and VoIP related business helped to increase the overall growth rate of the company.”

Waldis added, “We are increasingly excited by opportunities being created by the shift toward converged services, and Synchronoss is well positioned to benefit based on the recent introduction of our unique and high value-add ConvergenceNow™ platform. In addition, Synchronoss stands out as a result of our domain expertise, proven efficiency and quality of our on-demand services, and blue chip customer base. We are particularly excited by progress related to new programs and transaction types, which we believe will ramp more quickly than originally expected beginning as early as the second quarter of 2007.”

For the first quarter of 2007, Synchronoss reported net revenue of $21.3 million, representing an increase of 36% on a year-over-year basis and 5% on a sequential basis. Gross profit for the first quarter of 2007 was $11.7 million, including the impact of fair value stock-based compensation expense, representing a related gross margin of 55%. Synchronoss reported income from operations, in accordance with generally accepted accounting principles (“GAAP”), of $5.4 million. This included $512,000 of non-cash, fair value stock-based compensation expense. GAAP net income was $3.7 million for the first quarter of 2007, leading to GAAP diluted earnings per share of $0.11.

Non-GAAP gross profit for the first quarter of 2007 was $11.8 million, an increase of 69% on a year-over-year basis. The related gross margin for the first quarter of 2007 was 55%, an increase from 44% in the first quarter of 2006 and an expected decline from the 58% level in the fourth quarter of 2006. Non-GAAP income from operations, which excludes fair value stock-based compensation expense, was $5.9 million in the first quarter of 2007, representing growth of 133% on a year-over-year basis and a non-GAAP operating margin of 28%. Based on a 41.9% effective tax rate, non-GAAP net income was $4.0 million, leading to non-GAAP diluted earnings per share of $0.12.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Synchronoss had cash, cash equivalents, and marketable securities of $78.2 million at March 31, 2007, a decrease of approximately $800,000 compared to the end of the previous quarter. The decrease in cash was primarily a result of positive cash from operations of $3.4 million, offset by $4.4 million in infrastructure investments to support the growth of the company.

Lawrence Irving, Chief Financial Officer and Treasurer, stated, “During the first quarter, investments to support new programs and transaction types had the expected impact of reducing our gross margins compared to the unusually high level we witnessed in the fourth quarter of 2006. That said, the company’s gross margin was up approximately 11 percentage points compared to the year ago quarter and it was slightly better than our expectations in the low 50% range for the quarter. Combined with strong revenue growth, this led to a 28% non-GAAP operating margin and bottom line profitability that was ahead of our expectations. A primary strategic objective of the company continues to be optimizing our automation rates to drive growth in profitability, and we are highly confident in the long-term scalability of our business model.”

Other Highlights

•	The company introduced the ConvergenceNow ™ platform, which addresses the recent network and architecture upgrades including IP Multimedia Subsystems (IMS) that communication service providers are using to deliver bundled solutions, and enables an environment with a single point of access to numerous agnostic communication and entertainment services.

•	Business related to AT&T was approximately $14.6 million in the first quarter, representing growth of 30% on a year-over-year basis. As a percentage of the company’s total revenue, business related to AT&T was 68% in the first quarter, an increase from 60% in the previous quarter.

•	Business outside of the AT&T relationship, which is primarily driven by customers targeting the voice-over-IP market, generated approximately $6.7 million in revenue during the first quarter, an increase of 50% on a year-over-year basis. As a percentage of the company’s total revenue, business outside of the AT&T relationship was 32% of total revenue, a decrease from 40% in the previous quarter due primarily to the material increase in the growth associated with business related to AT&T.

Conference Call Details

In conjunction with this announcement, Synchronoss will host a conference call on April 26, 2007, at 4:30 p.m. (EST) to discuss the company’s financial results and outlook. To access this call, dial 800-561-2718 (domestic) or 617-614-3525 (international). The pass code for the call is 51190140. Additionally, a live web cast of the conference call will be available on the “Investor Relations” page on the company’s web site www.synchronoss.com.

A replay of this conference call will be available at 888-286-8010 (domestic) or 617-801-6888 (international). The replay pass code is 20355497. An archived web cast of this conference call will also be available on the “Investor Relations” page of the Company’s web site, www.synchronoss.com.

Non-GAAP Financial Measures

Synchronoss has provided in this release selected financial information that has not been prepared in accordance with GAAP. This information includes historical non-GAAP operating income, net income, effective tax rate, and earnings per share. Synchronoss uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Synchronoss’s ongoing operational performance. Synchronoss believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Synchronoss’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial results discussed above exclude fair value stock-based compensation expense for the three months ended March 31, 2007 and 2006.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release.

About Synchronoss Technologies, Inc.

Synchronoss Technologies (Nasdaq: SNCR) is the premier provider of on-demand transaction management software to Tier One communications service providers. Synchronoss enables service providers to drive growth in new and existing markets while delivering an improved customer experience at lower costs. The company’s flagship ActivationNow® and ConvergenceNow™ software platforms automate, synchronize and simplify electronic service creation and management of advanced wireline, wireless and IP services across existing networks. Tier One Synchronoss clients include AT&T, Cablevision Systems Corporation, Level 3 Communications, Time Warner Cable, Verizon Business Solutions, and Vonage. For more information, please visit www.synchronoss.com.

Forward-looking Statements

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth in the Company’s filings with the Securities and Exchange Commission and those under the caption “Risk Factors” in Synchronoss’ Annual Report on Form 10-K for the year ended December 31, 2006. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. Synchronoss does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Contacts:

Investor:
Tim Dolan
617-956-6727
investor@synchronoss.com

Media:
Stacie Hiras
908-547-1260
stacie.hiras@synchronoss.com

SOURCE: Synchronoss Technologies, Inc.

SYNCHRONOSS TECHNOLOGIES, INC.
BALANCE SHEETS
(in thousands, except per share data)

	March 31,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$73,898	$73,905
Marketable securities	3,031	3,780
Accounts receivable, net of allowance for doubtful accounts of $176 and $171 at March 31, 2007 and December 31, 2006, respectively	19,869	16,917
Prepaid expenses and other assets	1,917	1,653
Deferred tax assets	325	312

Total current assets	99,040	96,567
Marketable securities	1,222	1,267
Property and equipment, net	8,591	5,262
Deferred tax assets	1,643	1,643
Other assets	159	186

Total assets	$110,655	$104,925

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,753	$728
Accrued expenses	5,729	7,807
Short-term portion of equipment loan payable	500	666
Deferred revenues	763	451

Total current liabilities	10,745	9,652
Stockholders’ equity:
Common stock, $0.0001 par value; 100,000 shares authorized, 32,409 and 32,250 shares issued; 32,313 and 32,154 outstanding at March 31, 2007 and December 31, 2006, respectively	3	3
Treasury stock, at cost (96 shares at March 31, 2007 and December 31, 2006)	(19)	(19)
Additional paid-in capital	91,780	90,844
Accumulated other comprehensive gain (loss)	1	(6)
Retained earnings	8,145	4,451

Total stockholders’ equity	99,910	95,273

Total liabilities and stockholders’ equity	$110,655	$104,925

SYNCHRONOSS TECHNOLOGIES, INC
STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
	(Unaudited)
Net revenues	$21,329	$15,724
Costs and expenses:
Cost of services ($0 and $2,136 were purchased from a related party during the three months ended March 31, 2007 and 2006, respectively)	9,642	8,763
Research and development (1)	1,932	1,685
Selling, general and administrative (1)	3,240	2,010
Depreciation and amortization	1,087	719

Total costs and expenses	15,901	13,177

Income from operations	5,428	2,547
Interest and other income	944	100
Interest expense	(15)	(29)

Income before income tax expense	6,357	2,618
Income tax expense	(2,663)	(1,089)

Net income	$3,694	$1,529

Net income per Common share:
Basic	$0.12	$0.07

Diluted	$0.11	$0.06

Weighted-average common shares outstanding:
Basic	$32,112	22,053

Diluted	$32,989	24,956

(1) Amounts include fair value stock-based compensation as follows:
Cost of services	$124	10
Research and development	$52	—
Selling, general and administrative	$336	17

Total fair value stock-based compensation expense	$512	27

SYNCHRONOSS TECHNOLOGIES, INC
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
	(Unaudited)
Non-GAAP financial measures and reconciliation:
GAAP income from operations	$5,428	$2,547
Add: Fair value stock-based compensation	$512	—

Non-GAAP income from operations	$5,940	$2,547

GAAP net income attributable to common stockholders	$3,694	$1,529
Add: Fair value stock-based compensation, net of tax	$298	—

Non-GAAP net income	$3,992	$1,529

Diluted non-GAAP net income per share	$0.12	$0.06

Shares used in per share calculation	$32,989	24,956

SYNCHRONOSS TECHNOLOGIES, INC.
STATEMENT OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2007	2006
	(Unaudited)
Operating activities:
Net income	$3,694	$1,529
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,087	719
Deferred income taxes	(13)	743
Stock-based compensation	563	78
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	(2,952)	(2,146)
Prepaid expenses and other current assets	(264)	(26)
Other assets	27	(531)
Accounts payable	3,025	1,052
Accrued expenses	(2,078)	(2,700)
Due to a related party	—	151
Deferred revenues	312	111

Net cash provided by (used in) operating activities	3,401	(1,020)
Investing activities:
Purchases of fixed assets	(4,416)	(1,429)
Purchases of marketable securities available for sale	(787)	(820)
Sale of marketable securities available for sale	1,588	909

Net cash used in investing activities	(3,615)	(1,340)
Financing activities:
Proceeds from the exercise of stock options	373	1,033
Repayments of equipment loan	(166)	(166)

Net cash provided by financing activities	207	867

Net decrease in cash and cash equivalents	(7)	(1,493)
Cash and cash equivalents at beginning of year	73,905	8,786

Cash and cash equivalents at end of period	$73,898	$7,293